Exhibit 99.1

Purple Innovation Reports Fourth Quarter and Full Year 2023 Results

Company Projecting Mid to High Single Digit Percentage Revenue Growth in 2024 with Positive
Adjusted EBITDA in the Second Half of the Year

Lehi, Utah, March 12, 2024 – Purple Innovation, Inc. (NASDAQ: PRPL) (“Purple”), a comfort innovation company known for creating the “World’s First No Pressure ™ Mattress,” today announced results for the fourth quarter and year ended December 31, 2023.

Fourth Quarter Financial Summary (Comparisons versus Fourth Quarter 2022 and Third Quarter 2023)1

●	Net revenue was $145.9 million, an increase of 1.1% compared to 4Q22 and an increase of 4.2% compared to 3Q23.

o	Direct-to-Consumer (DTC) revenue increased 4.3% compared to 4Q22 and increased 2.4% compared to 3Q23.

o	Wholesale revenue decreased 2.7% compared to 4Q22 and increased 6.7% compared to 3Q23.

●	Gross margin was 33.2% compared to 34.6% in 4Q22 and 33.8% in 3Q23.

o	Adjusted gross margin, which excludes discounts and transitional costs associated with the new product transition, was 36.7% in 4Q23 compared to 37.1% in 3Q23.

●	Operating expenses were $64.7 million, or 44.3% of revenue compared to $61.9 million, or 42.9% of revenue in 4Q22 and $79.9 million, or 57.1% in 3Q23.

●	Operating loss was $(16.2) million compared to an operating loss of $(11.9) million in 4Q22 and an operating loss of $(32.6) million in 3Q23.

●	Net loss was $(18.3) million as compared to a net loss of $(71.7) million in 4Q22 and a net loss of $(36.0) million in 3Q23.

o	Adjusted net loss was $(15.8) million, or $(0.15) per diluted share as compared to adjusted net loss of $(8.1) million, or $(0.09) per diluted share in 4Q22 and an adjusted net loss of $(19.4) million or $(0.18) per diluted share in 3Q23.

●	EBITDA was $(10.1) million compared to $155.4 million in 4Q22 and $(29.7) million in 3Q23.

o	Adjusted EBITDA was $(9.8) million compared to $(0.8) million in 4Q22 and $(16.3) million in 3Q23.

[1]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Full Year 2023 Financial Summary (Comparisons versus Full Year 2022)2

●	Net revenue was $510.5 million, a decrease of 10.9% compared to 2022.

o	Direct-to-Consumer (DTC) revenue decreased 10.2% compared to 2022.

o	Wholesale revenue decreased 11.9% compared to 2022.

●	Gross margin was 33.7% compared to 36.3% in 2022.

o	Adjusted gross margin, which excludes discounts and transitional costs associated with the new product transition, was 37.2% in 2023.

●	Operating expenses were $285.5 million, or 55.9% of revenue compared to $250.8 million, or 43.8% of revenue in 2022.

o	Showroom expenses increased 32.1% to $50.2 million, compared to $38.0 million last year.

o	Operating expenses included $11.4 million for Special Committee costs and $6.9 million for Goodwill Impairments in 2023.

●	Operating loss was $(113.7) million compared to an operating loss of $(42.8) million in 2022.

●	Net loss was $(120.8) million as compared to a net loss of $(92.5) million in 2022.

o	Adjusted net loss was $(73.0) million, or $(0.70) per diluted share as compared to adjusted net loss of $(31.4) million, or $(0.38) per diluted share in 2022.

●	EBITDA was $(92.9) million compared to $142.5 million in 2022.

o	Adjusted EBITDA was $(54.7) million compared to $(0.2) million in 2022.

●	Inventories decreased 8.6% to $66.9 million compared to end of 2022.

“The fourth quarter represented an encouraging finish to 2023 as sales finished within our guidance range and increased year-over-year for the first time in eight quarters,” said Chief Executive Officer Rob DeMartini. “Throughout last year we made meaningful progress capturing market share and repositioning Purple as a premium brand despite ongoing industry headwinds. The launch of our innovative new mattresses and new marketing campaign fueled improved sales trends across all channels in the second half. Backed by marketing efficiencies, fourth quarter profitability was in-line with expectations highlighted by positive operating income in the month of December.”

DeMartini continued, “Looking ahead, we will continue to implement the strategic initiatives that are clearly resulting in operating and financial improvements. Specifically, our focus is on further share gains and enhancing earnings by driving productivity, efficiency and innovation across the business. This includes improving showroom and wholesale door velocity through new revenue initiatives and cost controls. Increasing conversion rates on our ecommerce site is also a priority through ongoing testing and optimization. At the same time, earnings expansion should come from price increases, product mix shifts and manufacturing improvements combined with more efficient ad spending focused on existing mattress shoppers. While near-term industry challenges persist, the foundation is now in place for long-term, profitable growth.”

[2]	Reconciliations for non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the “RECONCILIATION OF GAAP TO NON-GAAP MEASURES” tables at the end of this press release.

Fourth Quarter 2023 Review

Fourth quarter 2023 net revenue increased 1.1% to $145.9 million, compared to $144.3 million in the fourth quarter of 2022. This increase was driven by the positive response to the Company’s new product lineup, along with increased advertising spend to support the new product launch and enhanced brand positioning, partially offset by soft industry-wide demand for home-related products in the current operating environment. By channel, DTC net revenues increased 4.3% driven by slightly higher e-commerce revenue, in addition to growth in Purple showroom revenue from the addition of five net new showrooms over the previous 12 months and improvements in stores open greater than 12 months. Wholesale revenue for the fourth quarter was down 2.7%, which was ahead of industry trends driven by growing consumer adoption of the new product line.

Gross margin for the fourth quarter 2023 decreased to 33.2% compared to 34.6% in the year ago period. Adjusted gross margin, which excludes discounts and one-time costs associated with the product transition, was 36.7% in the fourth quarter. These discounts and costs included industry standard price reductions on the sell-in of new mattress floor models to wholesale partners associated with the transition to the new premium and luxury product lineups and inventory reserves for legacy products. In addition, the Company experienced increased labor and airfreight costs associated with the new product launch. Net of these transitional items, gross margins were positively impacted by manufacturing efficiencies from higher production volumes in 2023 and increased average selling prices of the company’s expanded product line.

Operating expenses were $64.7 million in the fourth quarter of 2023 compared to $61.9 million in the fourth quarter of 2022. This increase in operating expenses was largely driven by a $4.0 million increase in advertising expenses to support the product launch including a brand campaign that highlights Purple’s premium positioning and showcases the benefits of its proprietary sleep technology.

Operating loss was $(16.2) million for the fourth quarter 2023 compared to an operating loss of $(11.9) million in the prior year period.

Net loss was $(18.3) million for the fourth quarter 2023 compared to a net loss of $(71.7) million in the year ago period. Adjusted net loss which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including losses associated with the extinguishment of debt, was $(15.8) million, or $(0.15) per adjusted diluted share, compared to $(8.1) million, or $(0.09) per adjusted diluted share in the prior year period. Adjusted net income and adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 25.1% for the comparable prior year period.

EBITDA for the fourth quarter 2023 was $(10.1) million compared to $155.4 million in the fourth quarter 2022. Adjusted EBITDA was $(9.8) million compared to adjusted EBITDA of $(0.8) million in the prior year period.

Full Year 2023 Review

Full year 2023 net revenue decreased 10.9% to $510.5 million, compared to $573.2 million in 2022. This decrease was primarily due to a continuation of the soft demand environment for home-related goods, partially offset by the positive response to the launch in May 2023 of the Company’s new Premium and Luxe products. By channel, versus prior year, direct to consumer net revenues declined 10.2%. Within DTC, ecommerce declined 16.4%, driven primarily by the ongoing impact of softening demand. Showroom net revenue increased 15.8% driven largely by the opening of five net new showrooms in 2023 and the annualization impact of adding 27 net new showrooms in 2022 combined with the positive response to the Company’s new higher-priced Luxe product, improving average selling price within the showroom channel. Wholesale net revenues decreased 11.9% year-over-year driven primarily by the soft demand environment along with the impact related to the new product launch in May 2023, including the industry-standard practice the sell-in of new floor models to wholesale partners at reduced pricing. These factors were partially offset by the growth in net new wholesale partners slots in 2023 resulting from the positive response to the new product collection.

Gross margin for 2023 was 33.7% compared to 36.3% in the year ago period. This decrease was largely due to the impact of the new product launch including the industry-standard practice of new floor models being sold to wholesale partners at reduced pricing, higher labor and freight cost, decreased manufacturing efficiency, inventory reserves for legacy products and increased discounting of discontinued product through the Company’s DTC sales channels. Adjusted gross margin, which excludes discounts and one-time costs associated with the product transition, was 37.2% in 2023.

Operating expenses increased $34.7 million to $285.5 million compared to $250.8 million in 2022. This increase was driven primarily by an increase in marketing and sales expense of $16.9 million, or 10.2%, to $182.3 million, largely attributable to showroom expansion, coupled with costs incurred as part of the launch of the Company’s new product lineup. These incurred costs include the increase in advertising expenses to support the new product launch and increased wholesale marketing and sales costs due to the transition of partner product inventories to the Company’s new product lineup. In addition, the Company incurred $11.4 million of Special Committee costs and a $6.9 million goodwill impairment charge in 2023.

Operating loss for 2023 was $(113.7) million compared to an operating loss of $(42.8) million in the prior year.

Net loss was $(120.8) million for 2023 compared to a net loss of $(92.5) million in 2022. Adjusted net loss which excludes adjustments for certain non-cash items and other items the Company does not consider in the evaluation of ongoing operational performance, including charges in 2022 to provide for a full valuation allowance for income taxes and to fully reserve for the tax receivable agreement, Special Committee fees, goodwill impairment and losses associated with the extinguishment of debt, was $(73.0) million, or $(0.70) per adjusted diluted share, compared to $(31.4) million, or $(0.38) per adjusted diluted share in the prior year period. Adjusted net income and adjusted net loss has also been adjusted to reflect an estimated effective income tax rate of 25.9% for the current year period and 23.7% for the comparable prior year period.

EBITDA for 2023 was $(92.9) million compared to $142.5 million in 2022. Adjusted EBITDA was $(54.7) million compared to adjusted EBITDA of $(0.2) million in the prior year.

Balance Sheet

As of December 31, 2023, the Company had cash and cash equivalents, including restricted cash, of $26.9 million compared to $41.8 million as of December 31, 2022. As released previously, in January 2024 we amended and restated our two primary debt facilities into a new $61 million term loan which increased the company’s liquidity by $22 million, resulting in $48 million cash and cash equivalents subsequent to closing the transaction.

Inventories at December 31, 2023 were $66.9 million, a decrease of 8.6% compared with $73.2 million at December 31, 2022, and a decrease of 7.2% compared with inventories of $72.1 million at September 30, 2023.

2024 Outlook

For 2024, the Company currently expects full year revenue to be in the range of $540 to $560 million, representing an increase in the mid to high-single digit range over 2023 levels, and adjusted EBITDA between $(20) million and $(10) million. The Company expects its quarterly revenue and adjusted EBITDA performance to improve sequentially as it progresses through the year with adjusted EBITDA projected to be positive for the second half of 2024.

Conference Call and Webcast Information

Purple Innovation, Inc. will host a live conference call to discuss financial results on March 12, 2024 at 4:30 p.m. Eastern Time. To access the call dial (844) 825-9789 (domestic) or (412) 317-5180 (international). The call is also being webcast and can be accessed on the investor relations section of the Company’s website, investors.purple.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

About Purple

Purple, the leading premium mattress company with the #1 Gel Grid technology in the world, the GelFlex® Grid, thoughtfully engineers products that make restorative sleep effortless for every kind of sleeper. The result of over 30 years of innovation and in comfort technologies, Purple’s GelFlex Grid is the most significant advancement in mattresses in decades and is proven to reduce aches and pains. It instantly adapts as you move, balances temperature, relieves pressure and offers support in all the right places. Purple products, including mattresses, pillows, cushions, frames, sheets, and more, can be found online at Purple.com, in 60 Purple stores and over 3,000 retailers nationwide. Sleep Better. Live Purple.

Forward Looking Statements

Certain statements made in this release that are not historical facts are “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements include but are not limited to statements relating to our expected continuing expansion of market share from investment in capacity, innovation and showrooms; our ability to achieve profitability; expected improvements in performance quarter-over-quarter; expected improvement in margin rates; our ability to successfully execute on improvement strategies; expected improvements in our operating performance; our ability to improve brand recognition; demand for our products; expectations regarding consumer behavior; our ability to develop and expand our distribution channels; our ability to accelerate product innovation and develop a path to premium products; the adequacy of our cash other capital resources; the impact of the Intellibed acquisition on our operating results and ability to enter new categories; the impact of expected advertising expense rates and discounting for Black Friday and Cyber Monday promotions; and expected financial and operating results for 2024, including net revenue and Adjusted EBITDA. Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Factors that could influence the realization of forward-looking statements include, among others: changes in economic, financial and end-market conditions in the markets in which we operate; fluctuations in raw material prices and cost of labor; the financial condition of our customers and suppliers; competitive pressures, including the need for technology improvement, successful new product development and introduction; changes in consumer demand, including pullbacks in consumer spending; disruptions to our manufacturing processes; and the risk factors outlined in the “Risk Factors” section of our Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on March 22, 2023 as amended on Form 10-K/A filed with the SEC on May 1, 2023, and in our other filings made with the SEC. The Company does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

EBITDA, adjusted EBITDA, adjusted net income, and adjusted net income per diluted share are non-GAAP financial measures that remove the impact of certain non-cash and non-recurring costs. Management believes that the use of such non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. Refer to the attached table for the reconciliation of such non-GAAP financial measures to the most comparable GAAP financial measure.

With respect to the Company’s Adjusted EBITDA outlook for the full year 2024, a quantitative reconciliation to the corresponding GAAP information cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted, including but not limited to warrant liabilities and stock based compensation. For the same reasons, the Company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

Investor Contact:

Brendon Frey, ICR
brendon.frey@icrinc.com
203-682-8200

PURPLE INNOVATION, INC.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	December 31, 2023	December 31, 2022
Assets
Current assets:
Cash, cash equivalents and restricted cash	$26,857	$41,754
Accounts receivable, net	37,802	34,566
Inventories	66,878	73,197
Prepaid expenses	8,536	7,821
Other current assets	1,737	4,117
Total current assets	141,810	161,455
Property and equipment, net	128,661	136,673
Operating lease right-of-use assets	95,767	102,541
Goodwill	—	4,897
Intangible assets, net	22,196	26,221
Other long-term assets	2,191	1,546
Total assets	$390,625	$433,333

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,831	$46,441
Customer prepayments	5,718	4,452
Accrued rebates and allowances	13,243	9,804
Accrued warranty liabilities – current portion	9,793	5,803
Operating lease obligations – current portion	14,843	13,708
Other current liabilities	17,554	17,921
Total current liabilities	110,982	98,129
Debt, net of current portion	26,909	23,657
Accrued warranty liabilities, net of current portion	25,798	18,660
Operating lease obligations, net of current portion	109,094	115,599
Asset retirement obligations	2,235	2,117
Total liabilities	275,018	258,162
Commitments and contingencies
Stockholders’ equity:
Class A common stock; $0.0001 par value, 210,000 shares authorized; 105,507 issued and outstanding at December 31, 2023 and 91,380 issued and outstanding at December 31, 2022	11	9
Class B common stock; $0.0001 par value, 90,000 shares authorized; 205 issued and outstanding at December 31, 2023 and 448 issued and outstanding at December 31, 2022	—	—
Additional paid-in capital	591,380	529,466
Accumulated deficit	(475,969)	(355,212)
Total stockholders’ equity attributable to Purple Innovation, Inc.	115,422	174,263
Noncontrolling interest	185	908
Total stockholders’ equity	115,607	175,171
Total liabilities and stockholders’ equity	$390,625	$433,333

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Revenues, net	$145,936	$144,305	$510,541	$573,201
Cost of revenues	97,472	94,393	338,716	365,110
Gross profit	48,464	49,912	171,825	208,091
Operating expenses:
Marketing and sales	44,945	38,049	182,313	165,388
General and administrative	16,818	20,869	84,446	76,702
Research and development	2,897	2,937	11,898	8,755
Loss on impairment of goodwill	—	—	6,879	—
Total operating expenses	64,660	61,855	285,536	250,845
Operating loss	(16,196)	(11,943)	(113,711)	(42,754)
Other (expense) income:
Interest expense	(819)	(1,089)	(1,967)	(3,536)
Other (expense) income, net	(1,513)	(565)	(1,198)	423
Loss on extinguishment of debt	—	—	(4,331)	—
Change in fair value – warrant liabilities	—	122	—	4,343
Tax receivable agreement income	—	161,970	—	161,970
Total other (expense) income, net	(2,332)	160,438	(7,496)	163,200
Net (loss) income before income taxes	(18,528)	148,495	(121,207)	120,446
Income tax (expense) benefit	154	(220,205)	(8)	(213,169)
Net loss	(18,374)	(71,710)	(121,215)	(92,723)
Net loss attributable to noncontrolling interest	(41)	(49)	(458)	(253)
Net loss attributable to Purple Innovation, Inc.	$(18,333)	$(71,661)	$(120,757)	$(92,470)

Net loss per share:
Basic	$(0.17)	$(0.78)	$(1.17)	$(1.13)
Diluted	$(0.17)	$(0.78)	$(1.17)	$(1.13)

Weighted average common shares outstanding:
Basic	105,503	91,380	103,602	81,779
Diluted	105,737	91,380	103,936	81,779

PURPLE INNOVATION, INC.

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

Cash flows from operating activities:
Net loss	$(18,374)	$(71,710)	$(121,215)	$(92,723)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	6,143	5,282	25,106	17,487
Non-cash interest	317	189	1,237	1,072
Loss on impairment of goodwill	—	—	6,879	—
Loss on extinguishment of debt	—	—	4,331	—
Loss on disposal of property and equipment	1,680	620	1,680	620
Change in fair value - warrant liabilities	—	(122)	—	(4,343)
Tax receivable agreement income	—	(161,970)	—	(161,970)
Stock-based compensation	1,083	754	4,875	3,366
Gain from effective settlement of preexisting relationship	—	—	—	(1,421)
Deferred income taxes	—	220,398	—	213,548
Changes in operating assets and liabilities:
Accounts receivable	(5,116)	(4,571)	(3,651)	(4,112)
Inventories	5,207	17,477	5,903	28,956
Prepaid inventory and other assets	2,778	1,865	1,574	1,757
Operating lease, net	(58)	1,304	1,404	7,709
Accounts payable	3,838	(6,994)	4,382	(33,609)
Customer prepayments	543	666	1,266	(6,456)
Accrued rebates and allowances	4,668	1,753	3,439	(365)
Accrued warranty liabilities	11,128	6,854	11,128	6,854
Other accrued liabilities	(13,628)	(10,320)	(3,000)	(5,143)
Net cash provided by (used in) operating activities	1,146	1,701	(54,662)	(28,773)

Cash flows from investing activities:
Cash, cash equivalents and restricted cash acquired from acquisition, net of cash paid	—	12	—	3,660
Excess restricted cash returned to acquiree	—	—	(826)	—
Purchase of property and equipment	(5,622)	(3,954)	(14,391)	(35,376)
Investment in intangible assets	(256)	(148)	(844)	(2,785)
Net cash used in investing activities	(5,878)	(4,090)	(16,061)	(34,501)

Cash flows from financing activities:
Proceeds from term loan	—	—	25,000	—
Proceeds revolving line of credit	17,000	—	17,000	—
Payments on term loan	—	(15,000)	(24,656)	(17,531)
Payments on revolving line of credit	(12,000)	—	(12,000)	(55,000)
Proceeds from stock offering	—	—	60,300	98,210
Payments for stock offering costs	—	—	(3,301)	(5,344)
Proceeds from exercise of stock options	—	—	—	166
Payments for debt issuance costs	(17)	—	(6,143)	(1,242)
Proportional Representation Preferred Linked Stock redemption fee	—	—	(105)	—
Tax receivable agreement payments	—	—	(269)	(5,847)
Net cash provided by (used in) financing activities	4,983	(15,000)	55,826	13,412

Net (decrease) increase in cash	251	(17,389)	(14,897)	(49,862)
Cash, beginning of the period	26,606	59,143	41,754	91,616
Cash, end of the period	$26,857	$41,754	$26,857	$41,754

PURPLE INNOVATION, INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES

(In thousands)

Management believes that the use of the following non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments, which we view as a better measure of our operating performance. These non-GAAP financial measures are EBITDA, adjusted EBITDA, adjusted net loss, and adjusted net loss per diluted share. Other companies may calculate these non-GAAP measures differently than we do. These non-GAAP measures have limitations as analytical tools, and you should not consider them in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

A reconciliation of GAAP net loss to the non-GAAP measures of EBITDA and adjusted EBITDA is provided below. EBITDA represents net loss before interest expense, income tax (benefit) expense, other expense (income), net, and depreciation and amortization. Adjusted EBITDA represents EBITDA excluding costs incurred due to changes in the fair value of the warrant liability, debt extinguishment, stock-based compensation expense, impairment of goodwill, vendor separation fee, tax receivable agreement, nonrecurring legal fees, Board special committee costs, executive interim and search costs, severance costs, showroom opening costs, new production facility start-up costs and COVID-19 related expenses. We believe EBITDA and Adjusted EBITDA provide additional useful information with respect to the impact of various adjustments and provide meaningful measures of our operating performance.

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022

GAAP net loss	$(18,374)	(71,710)	(121,215)	$(92,723)
Interest expense	819	1,089	1,967	3,536
Income tax (benefit) expense	(154)	220,205	8	213,169
Other expense (income), net	1,513	565	1,198	998
Depreciation and amortization	6,143	5,282	25,105	17,487
EBITDA	(10,053)	155,431	(92,937)	142,467
Adjustments:
Change in fair value - warrant liability	—	(122)	—	(4,343)
Loss on extinguishment of debt	—	—	4,331	—
Stock-based compensation expense	1,083	754	4,875	3,366
Loss on impairment of goodwill	—	—	6,879	—
Vendor separation fee	—	—	1,050	3,136
Tax receivable agreement	—	(161,970)	—	(161,970)
Legal fees	177	733	3,697	1,226
Board special committee fees	(2,750)	2,253	11,410	2,253
Acquisition expenses	—	470	65	3,859
Gain on effective settlement in acquisition	—	—	—	(1,421)
Executive interim and search costs	1,117	1,096	4,375	5,180
Severance costs	282	317	868	2,786
Showroom opening costs	353	230	691	2,546
New production facility start-up costs	—	—	—	348
COVID-19 related expenses	—	—	—	331
Adjusted EBITDA	$(9,791)	(808)	(54,696)	(236)

Reconciliation of GAAP Gross Margin to Adjusted Gross Margin

A reconciliation of GAAP gross margin to the non-GAAP measure of adjusted gross margin is provided below. Adjusted gross margin represents adjusted net revenue less adjusted cost of revenues. Adjusted revenue represents revenue adjusted for revenue deemed lost through discounts on products during our transition to our new product line. Adjusted cost of revenues presents cost of revenues excluding certain incremental costs incurred during our transition to our new product line. We believe adjusted gross margin provides additional useful information with respect to the impact of certain temporary or one-time items and provides a meaningful measure of our operating performance.

(in thousands except percentages)	Three Months Ended December 31, 2023	Year Ended December 31, 2023
Net revenue	$145,936	$510,541
Discounts on new product transition	2,106	14,859
Adjusted net revenue	148,042	525,400

Cost of revenues	97,472	338,716
Costs of new product transition	3,807	8,822
Adjusted cost of revenues	93,665	329,894

Adjusted gross margin	$54,377	$195,506
Adjusted gross margin %	36.7%	37.2%

Reconciliation of GAAP Net Loss to non-GAAP Adjusted Net Loss and Adjusted Net Loss per Diluted Share

Our presentation of adjusted net loss assumes that all net loss is attributable to Purple Innovation, Inc. (i.e. there is no allocation of net loss to noncontrolling interests), which assumes the full exchange at the beginning of the period of all outstanding Paired Securities for shares of Class A common stock of Purple Innovation, Inc., adjusted for certain nonrecurring items that we do not believe directly reflect our core operations. Adjusted net loss per share, diluted, is calculated by dividing adjusted net loss by the total shares of Class A common stock outstanding plus any dilutive warrants, options and restricted stock as calculated in accordance with GAAP and assuming the full exchange of all outstanding Paired Securities as of the beginning of each period presented. Adjusted net loss and adjusted net loss per diluted share, are supplemental measures of operating performance that do not represent, and should not be considered, alternatives to net loss and loss per share, as calculated in accordance with GAAP. We believe adjusted net loss and adjusted net loss per diluted share, supplement GAAP measures and enable us to more effectively evaluate our performance period-over-period. A reconciliation of net loss, the most directly comparable GAAP measure, to adjusted net loss and the computation of adjusted net loss per diluted share, are set forth below:

	Three Months Ended December 31,		Year Ended December 31,
(in thousands, except per share amounts)	2023	2022	2023	2022

Net loss	$(18,374)	$(71,710)	$(121,215)	$(92,723)
Income tax expense (benefit), as reported	(154)	220,205	8	213,169
Change in fair value – warrant liabilities	—	(122)	—	(4,343)
Loss on extinguishment of debt	—	—	4,331	—
Loss on impairment of goodwill	—	—	6,879	—
Tax receivable agreement	—	(161,970)	—	(161,970)
Board special committee fees	(2,750)	2,253	11,410	2.253
Acquisition expenses	—	470	65	3,859
Gain on effective settlement in acquisition	—	—	—	(1,421)
Adjusted net loss before income taxes	(21,278)	(10,874)	(98,522)	(41,176)
Adjusted income tax benefit(1)	5,511	2,729	25,517	9,759
Adjusted net loss	$(15,767)	$(8,145)	$(73,005)	$(31,417)

Adjusted net loss per share, diluted	$(0.15)	$(0.09)	$(0.70)	$(0.38)

Adjusted weighted-average shares outstanding, diluted(2)	105,737	91,380	103,936	81,779

(1)	Represents the estimated effective tax rate of 25.9% for the three months and year ended December 31, 2023, and 25.1% and 23.7% for the three months and year ended December 31, 2022, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

(2)	Assumes options and restricted stock units calculated in accordance with GAAP and the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period.

A reconciliation of net income (loss) per share, diluted, to adjusted net income per diluted share is set forth below for the three months and year ended December 31, 2023 and 2022:

	For the Three Months Ended
	December 31, 2023			December 31, 2022
	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted

Net loss attributable to Purple Innovation Inc.(1)	$(18,333)	105,737	$(0.17)	$(71,661)	91,380	$(0.78)
Assumed exchange of shares(2)	(41)	—		(49)	—
Net loss	(18,374)			(71,710)
Adjustments to arrive at adjusted net loss before taxes(3)	(2,904)			60,836
Adjusted net loss before taxes	(21,278)			(10,874)
Adjusted income tax benefit(4)	5,511			2,279
Adjusted net loss	$(15,767)	105,737	$(0.15)	$(8,145)	91,380	$(0.09)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period and added in if not already included in the weighted average diluted shares. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% and 25.1% for the three months ended December 31, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.

	For the Year Ended
	December 31, 2023			December 31, 2022
	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted	Net Loss	Weighted Average Shares, Diluted	Net Loss per Share, Diluted

Net loss attributable to Purple Innovation Inc.(1)	$(120,757)	103,936	$(1.17)	$(92,470)	81,779	$(1.13)
Assumed exchange of shares(2)	(458)	—		(253)	—
Net loss	(121,215)			(92,723)
Adjustments to arrive at adjusted net loss before taxes(3)	22,693			51,547
Adjusted net loss before taxes	(98,522)			(41,176)
Adjusted income tax benefit(4)	25,517			9,759
Adjusted net loss	$(73,005)	103,936	$(0.70)	$(31,417)	81,779	$(0.38)

(1)	Represents net income attributable to Purple Innovation, Inc. and the associated weighted average diluted shares, of Class A common stock outstanding.

(2)	Assumes the full exchange of all outstanding Paired Securities for shares of Class A common stock as of the beginning of the period and added in if not already included in the weighted average diluted shares. Also assumes the addition of net income attributable to noncontrolling interests corresponding with the assumed exchange of the Paired Securities for shares of Class A common stock.

(3)	Represents the total impact of all adjustments identified in the adjusted net income table above to arrive at adjusted income before income taxes. Also assumes the dilutive warrants, options and restricted stock as calculated in accordance with GAAP.

(4)	Represents the estimated effective tax rate of 25.9% and 23.7% for the year ended December 31, 2023 and 2022, respectively, applied to adjusted net income before income taxes. The estimated effective tax rates are what the Company would be subject to and consist of the combined federal statutory tax rate and the Company’s blended state tax rates.